Exhibit 99.1

Hyperdynamics Appoints Fred Zeidman to its Board of Directors

SUGAR LAND, Texas, Dec 11, 2009 /PRNewswire-FirstCall via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today announced that Fred S. Zeidman has been appointed to its Board of Directors.

Mr. Zeidman, age 63, currently serves as Vice Chairman of Corporate Strategies, Inc. and the University of Texas Health Science System, Chairman of the Board of SulphCo Inc., Chief Restructuring Officer of Transmeridian Exploration, Inc. and Bankruptcy Trustee of AremisSoft Corp. Mr. Zeidman also serves on the Board of Compact Power, Inc. in Ft Mill., SC. and Prosperity Bank in Houston.

Mr. Zeidman is currently serving his second term as Chairman of the United States Holocaust Memorial Museum, a position to which he was appointed by President George W. Bush in March 2002. He is also a Senior Director Governmental Affairs Ogilvy Government Relations in Washington, DC.

Ray Leonard, Hyperdynamics' Chief Executive Officer, stated, "Fred is a prominent energy expert and has the financial background and expertise to advise a growing company like Hyperdynamics. He has proven to be an innovative leader in each of his roles, and we welcome the valuable perspective and insight he will add to our organization. Fred is an excellent addition to our Board and we look forward to working with a person of his qualifications, experience and reputation."

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements as defined by the U.S. Securities and Exchange Commission regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward-looking statements.

HDY-IR

Contacts:    Dennard Rupp Gray & Easterly, LLC
             ---------------------------------
             Ken Dennard, Managing Partner
             Jack Lascar, Partner
             (713) 529-6600
             Anne Pearson, Sr. Vice President
             (210) 408-6321

SOURCE Hyperdynamics Corporation

http://www.hyperdynamics.com/

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